Exhibit 10.9

June 25, 2019

SENT VIA EMAIL

Andrew Somosi

Dear Andrew,

We are pleased to extend you an offer to join Gerson Lehrman Group, Inc. (“GLG” or the “Company”) as Head of GLG Americas, in our New York office. You will report directly to our Chief Executive Officer and your primarily responsibilities will include directing the operations, strategy and P&L of the Company’s businesses in the Americas. For 2019, your annualized base salary will be $475,000 less any lawful and authorized withholdings.

You will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). For 2019, your target Annual Bonus will be $375,000 which will be prorated based upon your start date which is projected to be July 8, 2019. In any event, the amount of your Annual Bonus will be determined by GLG in its sole discretion, based on, among other things, your individual performance and GLG’s performance as a whole. Notwithstanding the foregoing, for 2019, you will receive $93,750 as a guaranteed bonus, representing 50% of your prorated bonus with the remaining 50% determined by GLG. The 2019 Annual Bonus will be paid in 2020 at the same time other senior management bonuses are paid. To qualify for the Annual Bonus, you must remain employed and in good standing with the Company through the date that the Annual Bonus is paid, except as otherwise provided in this offer letter.

All payments are subject to lawful and authorized withholdings.

Subject to our Board approval, we will also grant to you options to purchase 155,000 shares of common stock with a 10-year term (subject to earlier expiration on termination as set forth in the form of option grant agreement for your option grant attached as Exhibit A hereto (your “Stock Option Agreement”)) and with one quarter vesting annually over a four-year period on the anniversary of your hire date at the strike price approved by the Board for such non-qualified stock options, based on the fair market value of the Company’s common stock as approved by the Board (or designated Committee thereof) at the time of grant (the “Fair Market Value”) and such options (the “Options”). The Options will be subject to the terms of your Stock Option Agreement and the Gerson Lehrman Group, Inc. 2016 Stock Incentive Plan (the “Stock Plan”), including continued service through each applicable vesting date. Subject to our Board approval of the Options, upon a Special Change of Control (which, notwithstanding the terms of the Stock Plan, shall be defined for this purpose as a sale of more than 67% of the outstanding equity of the Company to one person/entity, or more than one person/entity acting as a group) which closes during the first thirty-six (36) months of your employment at GLG, you will receive pro-rata vesting such that in total 1148th of the Options shall have vested for each full calendar month of employment at GLG through the closing date and in the interest of clarity, for any Special Change of Control which closes after the third year but before the fourth year anniversary of your employment at GLG, you will have vesting of three-quarters of the Options (in each case inclusive of but not in addition to any prior vesting of the Options).

If your employment terminates for any reason but for Cause, the Company shall purchase the vested Options for an amount of cash equal to the excess (if any) of the fair market value of the Company’s common stock as approved by the Board (or designated Committee thereof) at the time of termination, over the strike price for each of the vested Options.

Subject to our Board approval, on or around your start date you will also purchase from the Company, and the Company shall sell to you, shares of Company common stock with an aggregate purchase price of approximately one-hundred fifty thousand dollars ($150,000) (rounded up to purchase the nearest whole share), at an amount per share equal to the Fair Market Value of a share on the purchase date, (which for reference only was established at $17.50 per share as of March 31, 2019) and you shall become party to the Company’s Second Amended and Restated Stockholders Agreement dated as of December 18, 2015, as it may be amended from time to time, which will be made available to you. We and you hereby agree to enter into and deliver a stock purchase agreement and any other agreements or other documents, as may be necessary or appropriate to effectuate and carry out the transaction contemplated in this paragraph. Upon termination of your employment, the Company shall have an option to purchase all or a portion of any shares then held by you (or your estate) within one (1) year after the date of such termination or at any time if (a) terminated for Cause (as defined in the Stock Plan) or (b) after resignation within ninety (90) days after the occurrence of an event that constitutes Cause.

For the purpose of any repurchase of shares, the purchase price per share to be paid to you (or your estate) for each share shall equal the fair market value of such share as determined by the Board (or designated Committee thereof) on the date of repurchase; provided, that if your employment or service is terminated by the Company or any of its Affiliates for Cause, or you voluntarily resign within ninety (90) days after the occurrence of an event that constitutes Cause, the purchase price for such shares shall equal the lesser of (a) the fair market value of such Shares as determined by the Board as of the date the Company elects to repurchase your shares or the date of termination or resignation, as selected by the Board, and (b) the price paid for such shares by you pursuant to this offer.

You will be eligible to participate in the Company’s medical and dental employee benefit plans, as well as the Company’s 40l(k) plan in effect at the time of your employment. GLG has a flexible time off policy, pursuant to which you will not be subject to a specific, pre-determined limit on time off from work. You will also be entitled to paid holidays observed by the New York Stock Exchange.

Your hours in this position may fluctuate, and each weekly portion of your $475,000 annualized salary will compensate you for all hours you work during that week. You will be paid semi-monthly on the 15th and last day of each month. In the event that a regularly scheduled payday falls on a holiday or weekend, you will receive pay on the business day immediately preceding the holiday or weekend.

In the event your employment is terminated by the Company without Cause or by you for Good Reason (each, a “Qualifying Termination”), subject to your execution of the Company’s standard form of severance agreement, you will receive the following, in addition to any unpaid base salary through the date of the Qualifying Termination and all other accrued and vested payments or benefits to which you are entitled under the terms and conditions of any Company compensation or benefit plan, program, or arrangement ((i) and (ii) below, the “Severance Payment”):

(i) any Annual Bonus earned but not yet paid with respect to a calendar year preceding the date of the Qualifying Termination, payable at the same time the Company pays Annual Bonuses for such calendar year to its other senior managers, and

(ii) A pro-rated Annual Bonus payment for your contribution (for the calendar year in which the date of the Qualifying Termination occurs), up to your last day of active employment with the Company.

(iii) an amount equal to the sum of your then current annual base salary payable in equal installments on the Company’s regular payroll schedule during the twelve (12) month period following the Qualifying Termination (the “Severance Period”).

For purposes of this offer, “Cause” means your (i) commission of an act of fraud, embezzlement, or misappropriation, willful misconduct, gross negligence, or breach of fiduciary duty to the Company or an affiliate thereof, (ii) commission of any act or omission which results in an indictment for, conviction for, or plea of no contest or plea of nolo contendere (or the equivalent) to any crime involving moral turpitude or any felony, (iii) insubordination, any act of material dishonesty in connection with the performance of your duties or responsibilities or in any way related to the business of the Company or a material breach of a contractual obligation of or to the Company, in each case subject to that notice of each alleged infraction must be given within 30 days of its discovery by a Company executive and a reasonable opportunity to cure of no less than 30 days to the reasonable satisfaction of the Company (provided that the Company reasonably determines that such insubordination, dishonesty or breach is subject to cure), (iv) refusal to perform your material duties or responsibilities for the Company or an affiliate for any reason other than illness or incapacity following written notice and a reasonable opportunity to cure to the reasonable satisfaction of the Company (provided that the Company reasonably determines that such failure to perform duties is subject to cure)), or (v) materially unsatisfactory performance of your job following written notice and a reasonable opportunity to cure to the reasonable satisfaction of the Company.

For purposes of this offer, “Good Reason” means the occurrence of any of the following without your prior written consent (i) a material diminution in your position, authority or duties or a change in your line of reporting; (ii) a reduction in your base and target bonus opportunity for any calendar year such that they together fall more than 10% below your 2019 target; (iii) the relocation of your job location by more than thirty (30) miles; or (iv) the Company’s material breach of the terms of this offer; provided that no such occurrence shall constitute the basis for a termination with “Good Reason” unless you notify the Company in writing within sixty (60) days of such occurrence that you consider such occurrence to be the basis for a termination with “Good Reason” and the Company has not cured such occurrence within 30 days of receipt of written notice from you to your reasonable satisfaction.

In the event you obtain other employment or are retained to provide consulting services, in each case at any time during the Severance Period, the Severance Payment will be reduced, on a dollar-for dollar basis, by the amount of any compensation paid to you with respect to such employment or consulting services for any amounts in the aggregate that exceed fifty thousand dollars ($50,000) over the Severance Period. In addition, in the event you obtain other employment or are retained to provide consulting services, in each case which will commence during the Severance Period, you shall provide prior written notice to the Company of the date on which you will commence such employment or consulting, which notice shall include the gross amount of compensation (whether in cash or in kind, including any bonus or other form of remuneration, current or deferred) paid or payable to you on account of such employment or consulting. For the avoidance of doubt, the Severance Payment will not be reduced by any compensation payable to you with respect to employment or consulting services that you perform following the Severance Period.

The Company hereby agrees to hold harmless from and indemnify you to the extent provided under and/or mandated by applicable law(s), as well as under the Company’s officer and director indemnification policy against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees and costs), losses, and damages resulting from your performance of your duties and obligations with the Company or its affiliates. This obligation shall survive your termination of employment with the Company.

Please note that this offer is contingent upon:

•	You successfully completing a reference and background check. Note that your current employer will be contacted by the company conducting the background check when you accept the offer;

•	You executing, on or prior to your first day of employment, a Confidentiality, Non-Solicit, and Inventions Agreement and an Agreement to Arbitrate Claims;

•

You not being bound by any non-competition agreement, non-disclosure agreement, or other legal obligation that would prevent you from working here or hinder your ability to perform your expected duties;

•	Your agreement not to share with GLG, or use in your employment at GLG, any trade secrets or proprietary information belonging to a former employer or other third party

•

Your agreement to review and comply with the polices set forth in the GLG Employee Manual, including GLG’s “No-Trade” Policy which prohibits employees from buying or selling (except during divestiture periods) individual equities or corporate debt securities, provided that we will coordinate with you on timing of the divestiture for your equity positions in Nielsen and Supermetrics and confirmation at that time that the sale is otherwise in compliance with the No Trade Policy; and

•

You completing, on the first day of your employment, the Form I-9 Employment Eligibility Verification, and providing for the Company’s inspection and copying the original documentation described in the Form I-9 which will serve to verify that you are legally permitted to work in the United States.

Finally, your employment with GLG is at will, which means that you, or the Company, may terminate your employment at any time and for any (or no) reason, subject to the terms set forth in this offer letter.

We are excited about the various ways that you will contribute to the scope and scale of our business.

Sincerely,

/s/ Paul Todd
Paul Todd CEO

I understand and accept this offer.

/s/ Andrew Somosi	June 25, 2019 |
Signature	Date